For Immediate Release

From:

Ameritrans Capital Corporation

For more information Contact:

Gary C. Granoff

(800) 214-1047

Ameritrans Announces Implementation of Various Corporate Initiatives

New York, NY, July 1, 2008 – Ameritrans Capital Corporation (NASDAQ: AMTC, AMTCP) today announced the implementation of various corporate initiatives.  Among these is the implementation of a dividend reinvestment plan (or “DRIP”), the adoption of a revised code of ethics, the designation of Michael Feinsod as Chief Compliance Officer, and a revision to the Company’s Bylaws.

At a Board meeting held yesterday, the Board also approved a dividend reinvestment plan that provides for reinvestment of the Company’s dividends on behalf of its stockholders, unless a stockholder elects to receive cash.  As a result, if the Board authorizes and declares a cash dividend, then stockholders who have not “opted out” of the dividend reinvestment plan will have their cash dividends automatically reinvested in additional shares of the Company’s common stock.

The Board also, among other things, adopted a revised Code of Ethics under which it will be governed.  Pursuant to the revised Code of Ethics, Michael Feinsod has been designated Chief Compliance Officer effective immediately.  Mr. Feinsod, 37, has been a director of the Company since December 2005 and is presently employed by the Company as President of Ameritrans and, pending SBA approval, Senior Vice President of Elk.  The CCO position is an at-will position for which Mr. Feinsod will be compensated at an additional per annum rate.

With respect to the DRIP, no action will be required on the part of a registered stockholder to have his or her cash dividends reinvested in shares of common stock. A registered stockholder may elect to receive an entire dividend in cash by sending written notice to Continental Stock Transfer & Trust Company, the plan administrator and the Company’s transfer agent so that such notice is received by the plan administrator no later than the record date for dividends to stockholders.  Information regarding this plan will be sent to each stockholder.

The Company also amended Article IV Paragraph 1 of its Bylaws as follows:

“The officers of the corporation shall consist of a President, one or more Vice Presidents, a Secretary, a Treasurer, and such other officers as the Board of Directors may from time to time deem advisable.  Any officer may be, but is not required to be, a director of the Corporation.  Any two or more offices may be held by the same person.”

The amendment to the Bylaws is effective immediately.

Ameritrans Capital Corporation is an internally managed, closed-end investment company that has elected to be regulated as a business development company (“BDC”) under the Investment

Company Act of 1940, as amended.  Ameritrans originates, structures and manages a portfolio of medallion loans, secured business loans and selected equity securities.  Ameritrans' wholly owned subsidiary Elk Associates Funding Corporation is licensed by the United States Small Business Administration as a Small Business Investment Company (SBIC) since 1980.  The Company maintains its offices at 747 Third Avenue, 4th Floor, New York, NY 10017.

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This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those presently anticipated or projected.  Ameritrans Capital Corporation cautions investors not to place undue reliance on forward-looking statements, which speak only as to management's expectations on this date.